UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

BED BATH & BEYOND INC.
(Name of Registrant as Specified In Its Charter)

NOT APPLICABLE
(Name of person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Bed Bath & Beyond Inc.

SUPPLEMENT TO NOTICE OF THE 2022 ANNUAL MEETING AND
PROXY STATEMENT DATED JUNE 1, 2022 FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD VIRTUALLY ON THURSDAY, JULY 14, 2022

June 30, 2022

 Annual Meeting

This Supplement provides updated information with respect to the 2022 Annual Meeting of Shareholders (the “Meeting”) of Bed Bath & Beyond Inc. (the “Company”) to be held on Thursday, July 14, 2022, at 10:00 a.m., Eastern Daylight Time, virtually at www.virtualshareholdermeeting.com/BBBY2022, for the purposes set forth in the Notice of 2022 Annual Meeting of Shareholders (the “Notice”).

The Notice, proxy statement dated June 1, 2022 (the “Proxy Statement”) and proxy voting form were made available or mailed on or about June 1, 2022 to all shareholders entitled to vote at the Meeting.

Withdrawal of Nominee for Election as Director

As described in greater detail in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 29, 2022 (the “Form 8-K”), on June 27, 2022 Mark J. Tritton resigned from the Board of Directors in connection with his separation from the Company. Due to his resignation, Mr. Tritton’s name has been withdrawn from nomination for re-election to the Board at the Meeting. The Board of Directors has determined that it will not nominate a replacement director for election at the Meeting.  Effective June 23, 2022, Sue Gove was appointed Interim Chief Executive Officer of the Company.

Mr. Tritton’s separation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.  Mr. Tritton is eligible for separation payments and benefits provided upon a termination of employment without “cause” pursuant to his employment agreement and outstanding time- and performance-based restricted stock unit award agreements, as described in the Proxy under “Executive Compensation – Employment Agreement with Mr. Tritton”.

The revised list of nominees to be considered for election to the Board of Directors includes each of Harriet Edelman, Marjorie Bowen, Sue E. Gove, Jeffrey A. Kirwan, Shelly Lombard, Benjamin Rosenzweig, Joshua E. Schechter, Minesh Shah, Andrea M. Weiss and Ann Yerger. Further information on the ten (10) nominees is provided in the Proxy Statement.

This Supplement does not modify, amend, supplement or otherwise affect any proposal presented for consideration in the Proxy Statement other than the election of directors and shares represented by proxy cards and voting instruction forms timely returned before the 2022 Annual Meeting will be voted with respect to all other matters properly brought before the 2022 Annual Meeting as instructed on the form.

Separation of Named Executive Officer

As described in the Form 8-K, effective June 27, 2022, Mr. Joseph Hartsig, a named executive officer of the Company included in the Proxy Statement, ceased to serve as Executive Vice President, Chief Merchandising Officer of the Company and President, Harmon Stores Inc.  Mr. Hartsig will be eligible for separation payments and benefits provided upon a termination of employment without “cause” pursuant to his employment agreement and outstanding time- and performance-based restricted stock unit award agreements, as described in the Proxy under “Executive Compensation – Employment Agreement with Mr. Hartsig”.

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Effective June 27, 2022, Mara Sirhal, the Company’s current Senior Vice President and General Manager, Harmon will also serve as the Company’s Executive Vice President, Chief Merchandising Officer.

Voting; Revocability of Proxies

If you have already returned your proxy card or voted through voting instruction form from your broker or nominee, you do not need to submit a new form unless you wish to change your vote. Proxy voting forms already returned by shareholders will remain valid and will be voted at the Meeting unless revoked. If you have not yet submitted your proxy or submitted your voting instructions, please disregard Mr. Tritton’s name as a nominee for election as a director.

Shares represented by proxy cards or voting instruction forms timely returned before the Meeting will be voted for the Directors nominated by the Board of Directors as instructed on the form, except that votes will not be cast for Mark J. Tritton because he has resigned from the Board of Directors and is no longer a nominee for re-election. Shares represented by proxy cards and voting instruction forms will be voted by Harriet Edelman or Arlene Hong, each named on the proxy card.

Information regarding how to vote your shares, or revoke your proxy or voting instructions, is available in the Proxy Statement.

Important Information

The Company has filed the definitive Proxy Statement with the SEC and has furnished to its shareholders the Proxy Statement in connection with the solicitation of proxies for the Meeting. The Company advises its shareholders to read the Proxy Statement relating to the Meeting, as amended and supplemented by this Supplement, because it contains important information.

Except as specifically amended or supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement remains unchanged and should be considered in voting your shares. Where information in the Proxy Statement is described as current as of a certain date, it remains current only as of such date, except as specifically amended or supplemented by the information set forth in this Supplement.

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